Exhibit 10.1

Description of Fiscal 2013 Annual Incentive Plan
On May 15, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Black Box Corporation (the “Company”) recommended that the Board approve, and the Board approved, an annual incentive bonus plan (the “FY13 Annual Incentive Plan”) under the Black Box Corporation 2008 Long-Term Incentive Plan (the “2008 Plan”) for the fiscal year ending March 31, 2013 (“Fiscal 2013”). The performance goals for the FY13 Annual Incentive Plan are, as defined below, “operating earnings per share,” “adjusted operating margin percent,” “adjusted EBITDA” and “DSOs.” “Operating earnings per share” means “operating net income” divided by weighted average common shares outstanding (diluted) with “operating net income” meaning net income plus “Reconciling Items” (as defined below); “adjusted operating margin percent” means operating income plus Reconciling Items divided by total revenues; “adjusted EBITDA” means EBITDA (defined as net income plus provision for income taxes, interest, depreciation and amortization) plus Reconciling Items; and “DSOs” is an internal management calculation based on the balances in net accounts receivable, costs in excess of billings and billings in excess of costs at the end of the measurement period. “Reconciling Items” means: (i) amortization of intangible assets on acquisitions; (ii) stock-based compensation expense; (iii) asset write-up expense on acquisitions; (iv) expenses, settlements, judgments and fines associated with material litigation ($500,000 or greater per matter); (v) changes in fair value of any interest-rate swaps; (vi) certain pension plan funding expenses; (vii) the impact of any goodwill impairment; and (viii) the effect of changes in tax laws or accounting principles affecting reported results.
The performance goals for the FY13 Annual Incentive Plan will be equally weighted. Under the FY13 Annual Incentive Plan, the achievement of the performance goals at 85% of target (90% of target for the DSOs performance goal) will result in a payout of 50% of targeted annual bonus, the achievement of the performance goals at 100% of target will result in a payout of 100% of targeted annual bonus and the achievement of the performance goals at 115% of target (110% of target for the DSOs performance goal) will result in a payout of 150% of targeted annual bonus. The achievement of the performance goals at target levels between the levels of target performance stated above will result in payouts of targeted annual bonus amounts calculated on a straight-line basis. The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY13 Annual Incentive Plan.
Following Board review and approval, the Compensation Committee made targeted annual bonus awards under the FY13 Annual Incentive Plan to the Company's executive officers as follows: R. Terry Blakemore, President and CEO - 100% of base salary or $600,000; Michael McAndrew, Executive Vice President, Chief Financial Officer, Secretary and Treasurer - 100% of base salary or $350,000; and Kenneth P. Davis, Vice President - 100% of base salary or $330,000. Key, non-executive officer employees are also participating in the FY13 Annual Incentive Plan generally on the same terms as the executive officers.
The Company, in the future, may adopt an annual incentive plan similar to the FY13 Annual Incentive Plan with the performance goals set forth in the FY13 Annual Incentive Plan or with other performance goals as permitted under the 2008 Plan.